Date: January 17, 2018

Svend Andersen

Executive

Wrafton Laboratories Limited

Company

Employment Agreement
Employment Agreement, dated January 17, 2018 between:

1.	Svend Andersen of 126 Harley Street, Flat 4, Marylebone, W2G 7JS, London, UK (the “Executive”); and
2.    Wrafton Laboratories Limited incorporated and registered in England and Wales with company number 2638733 whose registered office is Braunton, North Devon, EX33 2DL (the “Company”).
This document (the “Agreement”) sets out the entire terms of the Executive’s Appointment with the Company, including those particulars which the Company is required to provide by statute.
AGREED TERMS

1.	INTERPRETATION

1.1	The definitions and rules of interpretation in this Clause 1 apply in this agreement.
Appointment: the employment of the Executive by the Company on the terms of this Agreement.
Board: the board of directors of the Company (including any committee of the board duly appointed by it).
Capacity: as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity.
Commencement Date: January 1, 2018
Confidential Information: information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of any Group Company for the time being confidential to any Group Company and trade secrets.
Executive’s family: the Executive’s spouse or civil partner and children under the age of 18.
Garden Leave: any period during which the Company has exercised its rights under Clause 23.
Group Company: the Company, its Subsidiaries or Holding Companies from time to time and any Subsidiary of any Holding Company from time to time.
Incapacity: any sickness, injury or other medical disorder or condition which prevents the Executive from carrying out his duties.
Intellectual Property Rights: patents, utility models, rights to Inventions, copyright and neighbouring and related rights, moral rights, trade marks and service marks, business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets) and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.
Invention: any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.
Restricted Business: those parts of the business of the Company and any Group Company with which the Executive was involved to a material extent in the 12 months before Termination.
Restricted Customer: any firm, company or person who, during the 12 months before Termination, was a customer or prospective customer of or was in the habit of dealing with the Company or any Group Company with whom the Executive had contact or about whom he became aware or informed in the course of employment.
Restricted Person: anyone employed or engaged by the Company or any Group Company and with whom the Executive dealt in the 12 months before Termination in the course of employment.
Employee Handbook: the Company's staff handbook as amended from time to time.
Subsidiary and Holding Company: in relation to a company mean "subsidiary" and "holding company" as defined in section 1159 of the Companies Act 2006.
Termination: the termination of the Executive's employment with the Company however caused.

2.	TERMS AND CONDITIONS

2.1	The Executive is employed by the Company on the terms and conditions set out in this Agreement.

2.2
Subject to Clause 28.3, the Company reserves the right to make reasonable changes to the terms and conditions of the Executives employment. If the Company changes any of the terms and conditions of the Appointment, it will notify the Executive in writing with reasonable notice in advance of the changes taking effect.

2.3	The Executive consents to the transfer of his employment under this Agreement to any company within the group Company at any time during the Appointment.

3.	TERM OF APPOINTMENT

3.1	The Appointment shall be deemed to have commenced on the Commencement Date.

3.2	No employment with any previous employer counts towards the Executive’s period of continuous employment with the Company.

4.	EXECUTIVE’S WARRANTIES

4.1
The Executive warrants to the Company that, by entering into this Agreement or performing any of his obligations under it, he will not be in breach of any court order or any express or implied terms of any contract or other obligation binding on him.

4.2
The Executive warrants that he is entitled to work in the United Kingdom without any additional approvals and that he will notify the Company immediately if he ceases to be entitled to work in the United Kingdom at any time during the Appointment.

5.	DUTIES AND RESPONSIBILITIES

5.1
The Executive shall serve the Company as EVP & President Consumer Healthcare International or such other role as the Company considers appropriate. The Executive shall report to the Chief Executive Officer and President.

5.2
During the Appointment the Executive shall perform such duties, both as an employee and where relevant as an office holder, as are associated with his position and such other duties as the Board may from time to time properly and reasonably assign to him either in his capacity as director or in connection with the business of the Company or of the business of any one or more Group Companies (including serving on the board of any other executive body of such Group Company) without further remuneration.

5.3	During the Appointment the Executive shall:

(a)
act as an employee and director of the Company and carry out duties on behalf of any other Group Company including, if so required by the Board, acting as an officer or consultant of any such Group Company;

(b)	comply with the articles of association (as amended from time to time) of any Group Company of which he is a director;

(c)	abide by any statutory, fiduciary or common-law duties to any Group Company of which he is a director or employee;

(d)	not do anything that would cause him to be disqualified from acting as a director;

(e)	comply with the Company's anti-corruption and bribery policy and related procedures;

(f)	unless prevented by Incapacity, devote the whole of his time, attention and abilities to the business of the Company and any Group Company of which he is an officer or consultant;

(g)
faithfully and diligently exercise such powers and perform such duties as may from time to time be assigned to him by the Board together with such person or persons as the Board may appoint to act jointly with him;

(h)	comply with all reasonable and lawful directions given to him by the Board;

(i)	report his own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of any Group Company to the Board immediately on becoming aware of it; and

(j)	use his best endeavours to promote, protect, develop and extend the business of the Company and the Group.

5.4
The Executive shall comply with any rules, policies and procedures set out in the Employee Handbook. The Employee Handbook, unless otherwise stated, is non-contractual and does not form part of the Executive’s terms and conditions of employment.

6.	PLACE OF WORK

6.1
The Executive’s normal place of work is 32 Vauxhall Bridge Road Vauxhall, London SW1V 2SA or such other place in the UK, either on a temporary or permanent basis, which the Company reasonably requires the Executive to discharge their duties.

6.2	The Executive agrees to travel on the Company's business (both within the United Kingdom or abroad) as may be required for the proper performance of his duties under the Appointment.

7.	HOURS OF WORK

7.1
The Executive’s normal working hours shall be 9:00 to 5:00 on Mondays to Fridays and such additional hours as are necessary for the proper performance of his duties. The Executive acknowledges that he shall not receive further remuneration in respect of such additional hours.

7.2	The Company reserves the right to change the Executive’s working pattern from time to time upon reasonable notice. This flexibility is required in order for the needs of the business to be met.

7.3
The parties each agree that the nature of the Executive's position is such that his working time cannot be measured and, accordingly, that the Appointment falls within the scope of regulation 20 of the Working Time Regulations 1998 (SI 1998/1833).

8.	SALARY

8.1	The Executive shall be paid a gross basic salary of £418,527 per annum (inclusive of any fees due to the Executive by Group Company as an officer of any Group Company).

8.2	The Executive’s salary shall accrue from day to day and be payable monthly in arrears on or about the 25th of each month directly into the Executive’s bank or building society.

8.3
The Company may deduct from the salary, or any other sums owed to the Executive, any money owed to any Group Company by the Executive. This includes, but is not limited to, any sums owed to any Group Company as a consequence of any failure by the Executive to return, or safeguard the condition of, any Group Company property and any overpayment of wages or expenses or any overpayment of annual leave in excess of the Executive’s accrued entitlement.

9.	CAR ALLOWANCE

9.1
Provided that the Executive holds a current driving licence, the Executive shall receive a car allowance for use of the Executive's own car of £10,000 per annum which shall be payable together with and in the same manner as the salary in accordance with Clause 8. The car allowance shall not be treated as part of the basic salary for any purpose and shall not be pensionable.

9.2	The Company shall reimburse the Executive in respect of fuel costs for business miles at the Company's business mileage.

9.3
The Executive shall immediately inform the Company if he is disqualified from driving and shall cease to be entitled to receive the allowance under Clause 9.1 or reimbursement of fuel expenses under Clause 9.2.

10.	BONUS

10.1
The Board may in its absolute discretion pay the Executive a bonus of such amount, at such intervals and subject to such conditions as the Board may in its absolute discretion determine taking into account specific performance targets to be notified to the Executive by the Board at the beginning of each financial year.

10.2
Any bonus payment made to the Executive shall be purely discretionary and shall not form part of the Executive’s contractual remuneration under this Agreement. If the Company makes a bonus payment to the Executive in respect of a particular financial year of the Company, it shall not be obliged to make subsequent bonus payments in respect of subsequent financial years of the Company.

10.3	The Company may alter the terms of any bonus targets or withdraw them altogether at any time without prior notice.

10.4	Notwithstanding Clause 10.1 the Executive shall in any event have no right to a bonus or a time-apportioned bonus:

(a)
if the Appointment terminates for any reason or he is under notice of termination (whether given by the Executive or the Company) at or before the date when a bonus might otherwise have been payable; or

(b)	for any period where the Executive is subject to a live warning for either conduct or capability.

10.5	Any bonus payments shall not be pensionable.

11.	EXPENSES

The Company shall reimburse (or procure the reimbursement of) all reasonable expenses wholly, properly and necessarily incurred by the Executive in the course of the Appointment, subject to production of VAT receipts or other appropriate evidence of payment, subject always to the Executive’s compliance with the terms of any Company travel and expenses policy in force from time to time.

12.	HOLIDAYS

12.1	The Executive shall be entitled to 33 days' paid holiday in each holiday year which shall include the usual public holidays in England and Wales.

12.2	The Executive shall be entitled to carry forward up to 5 days of unused holiday entitlement from one year to a subsequent holiday year provided it is taken by 30 April in that subsequent holiday year.

12.3	The Executive shall have no entitlement to any payment in lieu of accrued but untaken holiday except on termination of the Appointment.

12.4	If either party has served notice to terminate the Appointment, the Board may require the Executive to take any accrued but unused holiday entitlement during the notice period.

13.	BENEFITS
Pension

13.1
Membership of the Pension Scheme is optional but the Executive will be entitled to contribute 3% of his basic salary and the Company will provide a contribution of 5% of basic salary. Additionally, the Executive would have the option to take up the Company’s High Earner Policy, and instead take a supplement in line with the Policy within the options permissible, from time to time.

13.2
The Company reserves the right to vary or amend any aspect of the Pension Scheme or withdraw it at any time as long as a replacement scheme is put in place that meets the requirements established by pension legislation.

13.3	Full details of the Pension Scheme, including the rules, conditions of eligibility and the rates of contributions and benefits, can be obtained from the Company.

13.4	The Company will at all times comply with its obligations pursuant to Part 1 of the Pensions Act 2008.
Group Life Assurance

13.5	The Executive is eligible to join the Company’s Life Assurance Scheme (“Life Assurance Scheme”), subject to:

(a)	the terms of the Company's Life Assurance Scheme, as amended from time to time;

(b)	the rules or insurance policy of the relevant insurance provider, as amended from time to time; and

(c)	the Executive satisfying the normal underwriting requirements of the relevant insurance provider and the premium being at a rate which the Company considers reasonable.

13.6	The terms of the Life Assurance Scheme are binding on the Executive in the event of a claim. The Company accepts no liability for payment beyond that which the insurer makes.

13.7
If the insurance provider refuses for any reason to provide life assurance benefit to the Executive, the Company shall not be liable to provide to any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.

Medical Expenses Insurance

13.8	The Executive is eligible to be covered personally by the Company Medical Expenses Insurance Scheme (“Medical Expenses Insurance Scheme”), subject to:

(a)	the terms of the Company's Medical Expenses Insurance Scheme, as amended from time to time;

(b)	the rules or insurance policy of the relevant insurance provider, as amended from time to time; and

(c)	the Executive satisfying the normal underwriting requirements of the relevant insurance provider and the premium being at a rate which the Company considers reasonable.

13.9
Membership of the Medical Expenses Insurance Scheme is optional and non-contributory. The Executive’s dependent family may also be covered at the Executive’s own expense at the rates applicable to the Company. The terms of the Medical Expenses Insurance Scheme are binding on the Executive in the event of a claim.

13.10
If the insurance provider refuses for any reason to provide medical benefit to the Executive the Company shall not be liable to provide any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.

General

13.11
The Company in its sole and absolute discretion may discontinue, replace, withdraw, vary or amend any schemes or benefits pursuant to this Clause 13 at any time and without liability to provide any replacement scheme or benefit or compensation to the Executive.

14.	DIRECTORS’ AND OFFICERS’ INSURANCE
During the Appointment and for six years following Termination the Executive shall be entitled to be covered by a policy of directors' and officers' liability insurance on terms no less favourable than those in place from time to time for other members of the Board.

15.	INCAPACITY

15.1	If the Executive is absent from work due to Incapacity, the Executive shall notify the Board of the reason for the absence as soon as possible but no later than 09.00 on the first day of absence.

15.2
The Company operates a Discretionary Sick Pay Scheme and the Executive may be paid for periods of sickness entirely at the Company’s discretion. Any payments made to the Executive during periods of sickness will be inclusive of Statutory Sick Pay (‘SSP’). Discretionary Sick Pay will only be considered to be paid regarding genuine absence relating to the Executive’s Incapacity and not for other dependents or family members. For further details on absence reporting procedures, Discretionary Sick Pay and SSP eligibility please refer to the Employee Handbook.

15.3
The Executive agrees to consent to medical examinations (at the Company's expense) by a doctor nominated by the Company should the Company so require. The Executive agrees that any report produced in connection with any such examination may be disclosed to the Company and the Company may discuss the contents of the report with the relevant doctor.

15.4
If the Incapacity is or appears to be occasioned by actionable negligence, nuisance or breach of any statutory duty on the part of a third party in respect of which damages are or may be recoverable, the Executive shall immediately notify the Board of that fact and of any claim, settlement or judgment made or awarded in connection with it and all relevant particulars that the Board may reasonably require.

15.5
The rights of the Company to terminate the Appointment under the terms of this Agreement apply even when such termination would or might cause the Executive to forfeit any entitlement to sick pay, permanent health insurance or other benefits.

16.	OUTSIDE INTERESTS

16.1
During the Appointment the Executive shall not, except as a representative of the Company or with the prior written approval of the Board, whether paid or unpaid, be directly or indirectly engaged, concerned or have any financial interest in any Capacity in any other business, trade, profession or occupation (or the setting up of any business, trade, profession or occupation).

16.2
The Executive agrees to disclose to the Board any matters relating to his spouse or civil partner (or anyone living as such), children or parents which may, in the reasonable opinion of the Board, be considered to interfere, conflict or compete with the proper performance of the Executive obligations under this Agreement.

17.	CONFIDENTIAL INFORMATION

17.1	The Executive acknowledges that in the course of the Appointment he will have access to Confidential Information. The Employee has therefore agreed to accept the restrictions in this Clause 17.

17.2
The Executive shall not (except in the proper course of his duties), either during the Appointment or at any time after its termination (however arising), use or disclose to any person, company or other organisation whatsoever (and shall use his best endeavours to prevent the publication or disclosure of) any Confidential Information. This shall not apply to:

(a)	any use or disclosure authorised by the Board or required by law;

(b)	any information which is already in, or comes into, the public domain other than through the Executive’s unauthorised disclosure; or

(c)	any protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.

17.3
All correspondence, documents, papers, notes, customer contacts or records (individually held or in list form) (including any of the aforementioned contained in electronic or other data storage) and where applicable Company clothing, safety equipment, general tools and equipment related to the Appointment, keys, Company credit cards, Company mobile phones, Company laptops and other electronic devices, DVD’s/videos/tapes or any other property belonging to the Company or its customers concerning the business of the Company or any of its suppliers, agents, distributors or customers which shall be acquired, received or made by the Executive during the course of the Appointment shall be the property of the Company. This list is not exhaustive.

18.	INTELLECTUAL PROPERTY

18.1
The Executive shall give the Company full written details of all Inventions and of all works embodying Intellectual Property Rights made wholly or partially by him at any time during the course of the Appointment. The Executive acknowledges that all Intellectual Property Rights subsisting (or which may in the future subsist) in all such Inventions and works shall automatically, on creation, vest in the Company absolutely. To the extent that they do not vest automatically, the Executive holds them on trust for the Company. The Executive agrees promptly to execute all documents and do all acts as may, in the opinion of the Company, be necessary to give effect to this Clause 18.1.

18.2
The Executive hereby irrevocably waives all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which he has or will have in any existing or future works referred to in Clause 18.1.

18.3
The Executive irrevocably appoints the Company to be his attorney in his name and on his behalf to execute documents, use the Executive’s name and do all things which are necessary or desirable for the Company to obtain for itself or its nominee the full benefit of this clause. A certificate in writing, signed by any director or the secretary of the Company, that any instrument or act falls within the authority conferred by this Agreement shall be conclusive evidence that such is the case so far as any third party is concerned.

19.	COMPANY PROPERTY

19.1
If issued with Company property, the Executive must make sure at all times that it is kept safe, in good condition and properly maintained. If the Executive fails to do this or Company property is damaged or lost as a result of the Executive’s actions or omissions, the Company reserves the right to require the Executive to pay for the cost of repair or replacement of the property.

19.2	At any time during the Appointment on demand from the Company, and in any event upon the Termination the Executive will:

(a)
Immediately return to the Company all documents (in whatever form) in the Executive’s possession or control relating to the business of the Company or any Group Company and belonging to the Company or any Group Company;

(b)
Immediately disclose to the Company all passwords to all password protected files which have been created or protected by the Executive and which are on the Company’s or any Group Companies’ computers;

(c)	Immediately return to the Company all other Company or Group Company property in his possession or control; or

(d)	immediately upon request from the Company, irretrievably delete any information relating to the business of the Company or any Group Company which is in his possession or control.

20.	TERMINATION OF APPOINTMENT

Either the Executive or the Company may terminate the Appointment at any time by giving to the other not less than 6 months’ notice, in writing.

21.	TERMINATION WITHOUT NOTICE

21.1
The Company may also terminate the Appointment with immediate effect without notice and with no liability to make any further payment to the Executive (other than in respect of amounts accrued due at the date of Termination) if the Executive:

(a)	is disqualified from acting as a director or resigns as a director from any Group Company without the prior written approval of the Board;

(b)	is in breach of the Company's anti-corruption and bribery policy and related procedures;

(c)	is guilty of any gross misconduct affecting the business of any Group Company;

(d)	commits any serious or repeated breach or non-observance of any of the provisions of this Agreement or refuses or neglects to comply with any reasonable and lawful directions of the Board;

(e)	is, in the reasonable opinion of the Board, negligent and incompetent in the performance of his duties;

(f)	is declared bankrupt or makes any arrangement with or for the benefit of his creditors or has a county court administration order made against him under the County Court Act 1984;

(g)	is convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed);

(h)	becomes of unsound mind (which includes lacking capacity under the Mental Capacity Act 2005), or a patient under any statute relating to mental health;

(i)	ceases to be eligible to work in the United Kingdom;

(j)
is guilty of any fraud or dishonesty or acts in any manner which in the opinion of the Board brings or is likely to bring the Executive or any Group Company into disrepute or is materially adverse to the interests of any Group Company; or

(k)	is guilty of a serious breach of any rules issued by the Company from time to time regarding its electronic communications systems.

22.	PAYMENT IN LIEU OF NOTICE

22.1
Notwithstanding Clauses 20 and 21, the Company may, in its sole and absolute discretion, terminate the Appointment at any time and with immediate effect by notifying the Executive that the Company is exercising its right under this Clause 22.1 and that it will make a payment in lieu of notice (Payment in Lieu) to the Executive. This Payment in Lieu will be equal to the basic salary (as at the date of termination) which the Executive would have been entitled to receive under this Agreement during the notice period referred to at Clause 20 (or, if notice has already been given, during the remainder of the notice period) less income tax and National Insurance contributions.

22.2	For the avoidance of doubt, the Payment in Lieu shall not include any element in relation to:

(a)	any bonus or commission payments that might otherwise have been due during the period for which the Payment in Lieu is made;

(b)
any payment in respect of any benefits (including, without limitation, company car allowance or Company pension contributions) which the Executive would have been entitled to receive during the period for which the Payment in Lieu is made; and

(c)	any payment in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made.

22.3	The Executive shall have no right to receive a Payment in Lieu unless the Company has exercised its discretion in Clause 22.

23.	GARDEN LEAVE

23.1
Following service of notice to terminate the Appointment by either party, or if the Executive purports to terminate the Appointment in breach of contract, the Board may by written notice place the Executive on Garden Leave for the whole or part of the remainder of the Appointment.

23.2	During any period of Garden Leave:

(a)	the Company shall be under no obligation to provide any work to the Executive and may revoke any powers the Executive holds on behalf of the Company or any Group Company;

(b)
the Company may require the Executive to carry out alternative duties or to only perform such specific duties as are expressly assigned to the Executive, at such location (including the Executive’s home) as the Company may decide;

(c)	the Executive shall continue to receive his basic salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;

(d)	the Executive shall remain an employee of the Company and bound by the terms of this agreement (including any implied duties of good faith and fidelity);

(e)	the Employee shall ensure that the Board knows where he will be and how he can be contacted during each working day (except during any periods taken as holiday in the usual way);

(f)	the Company may exclude the Executive from any premises of the Company or any Group Company; and

(g)
the Company may require the Executive not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Group Company.

24.	CEASING TO BE A DIRECTOR

24.1
Except with the prior approval of the Board, or as provided in the articles of association of any Group Company of which he is a director, the Executive shall not resign as a director of any Group Company.

24.2
If during the Appointment the Executive ceases to be a director of any Group Company (otherwise than by reason of his death, resignation or disqualification pursuant to the articles of association of any relevant Group Company, as amended from time to time, or by statute or court order) the Appointment shall continue with the Executive as an employee only and the terms of this Agreement (other than those relating to the holding of the office of director) shall continue in full force and effect. The Executive shall have no claims in respect of such cessation of office.

25.	OBLIGATIONS ON TERMINATION

25.1	On termination of the Appointment (however arising) or, if earlier, at the start of a period of Garden Leave, the Executive shall:

(a)	resign immediately without compensation from any office or trusteeship that he holds in or on behalf of any Group Company;

(b)
immediately deliver to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of any Group Company or its business contacts, any keys, credit card and any other property of any Group Company including any car provided to the Executive, which is in his possession or under his control; and

(c)
irretrievably delete any information relating to the business of the any Group Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in his possession or under his control outside the Company's premises.

25.2
On termination of the Appointment however arising the Executive shall not be entitled to any compensation for the loss of any rights or benefits under any share option, bonus, long-term incentive plan or other profit sharing scheme operated by any Group Company in which he may participate.

25.3
During and after the executive’s employment with the Company the executive agrees to make himself available to, be truthful, and to cooperate with, the Company or its advisers in any internal investigation or administrative, regulatory, judicial or quasi-judicial proceedings. The executive acknowledges that this could involve, but is not limited to, pursuing, responding to or defending any regulatory or legal process, providing information in relation to any such process, preparing witness statements and giving evidence in person on behalf of the Company or any group company. The Company shall reimburse any reasonable expenses incurred by the executive as a consequence of complying with his obligations under this clause, provided that such expenses are approved in advance in writing by the Company.

26.	POST TERMINATION RESTRICTIONS

26.1
In order to protect the Confidential Information and business connections of the Company and each Group Company to which he has access as a result of the Appointment, the Employee covenants with the Company (for itself and as trustee and agent for each Group Company) that he shall not:

(a)
for 12 months after Termination solicit or endeavour to entice away from the Company or any Group Company the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business;

(b)	for 12 months after Termination offer to employ or engage or otherwise endeavour to entice away from the Company or any Group Company any Restricted Person;

(c)
for 12 months after Termination, employ or engage or otherwise facilitate the employment or engagement of any Restricted Person, whether or not such person would be in breach of contract as a result of such employment or engagement;

(d)	for 6 months after Termination, be involved in any Capacity with any business concern which is (or intends to be) in competition with any Restricted Business;

(e)
for 12 months after Termination be involved with the provision of goods or services to (or otherwise have any business dealings with) any Restricted Customer in the course of any business concern which is in competition with any Restricted Business; or

(f)
at any time after Termination, represent himself as connected with the Company or any Group Company in any Capacity, other than as a former employee, or use any registered business names or trading names associated with the Company or any Group Company.

26.2	The restrictions imposed on the Executive by this Clause 26 apply to him acting:

(a)	directly or indirectly; and

(b)	on his own behalf or on behalf of, or in conjunction with, any firm, company or person.

26.3	The Company and the Executive entered into the restrictions in this Clause 26 having been separately legally advised.

26.4
Each of the restrictions in this Clause 26 is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

26.5	The Company acknowledges that any period which the Executive is placed on Garden Leave under Clause 23 shall be offset against the restrictions in this Clause 26.

27.	DATA PROTECTION

27.1
The Executive confirms he has read and understood the Company's data protection policy, a copy of which is contained in the Employee Handbook. The Company may change its data protection policy at any time and will notify employees in writing of any changes.

27.2
The Executive acknowledges that the Company holds a personnel file and computer records within England and Wales which contain data relating to the Executive and concerning a wide variety of matters. These include matters such as the Executive’s contact details, application, references, bank details, and other personal details. It may include some sensitive data concerning the Executive’s health and ethnic origin. It is held for the following purposes:

(a)	staff administration;

(b)	administration of pensions and other employee benefits;

(c)	internal accounts and records, marketing and business transactions;

(d)	the provision of management information for business purposes such as marketing activities and corporate and staff planning; and

(e)	to ensure fair treatment and to otherwise permit the Company to comply with its legal responsibilities.

27.3	The Company may collect from the Executive certain details relating to another individual, for example:

(a)	details of a person to contact in case of emergency; or

(b)	the Executive’s next of kin for the purpose of death in service benefits.

27.4
In such cases, the Executive agrees that it is his responsibility to ensure that he has informed any such individual of the use of the Executive’s data by the Company or Group Company for one or more of the purposes set out in Clause 27.2 and its possible disclosure in accordance with Clause 27.5.

27.5	The Executive acknowledges that it may, in certain circumstances, for the purposes listed in Clause 27.2, be necessary to disclose his or another individual's personal data to:

(a)	a Group Company;

(b)	third parties who provide services to the Company or any Group Company;

(c)	business partners or third parties of the Company or any Group Company;

(d)	the Company's advisers or any relevant regulatory authorities; and/or

(e)	other third parties where required by law.

27.6
Some of the disclosures referred to in clause 27.5 may involve the transfer of the Executive or other individual's details outside the European Economic Area (“EEA”) where the laws may not give the same level of legal protection to personal data as within the EEA.

27.7
[Where transfers outside the EEA are necessary, the Company has taken, or shall take, the appropriate steps to satisfy itself that the entity to which the data is transferred has in place the appropriate technical and organisational measures to protect the data against unauthorised or unlawful processing and against accidental loss or destruction of, or damage to the data. In all cases, third parties to whom the Executive’s personal data is transferred will be contractually obliged to use the data only for the relevant purpose specified above and not to forward the data to other parties without the Executive’s consent.]

27.8
By signing this Agreement, the Executive agrees to the processing of his personal information for the purposes referred to in this Clause 27 by the Company and by any party to whom data is disclosed in accordance with Clauses 27.5 and 27.6.]

28.	GENERAL

28.1	There is no collective agreement which directly affects the Appointment.

28.2
This Agreement constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

28.3	No variation or agreed termination of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

28.4	This Agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

28.5	No one other than a party to this Agreement shall have any right to enforce any of its terms.

28.6
This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

28.7	Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Executed as a deed by the Company acting by [James Michaud], a director, in the presence of: ....................................... [SIGNATURE OF WITNESS] [NAME, ADDRESS [AND OCCUPATION] OF WITNESS]	....................................... [SIGNATURE OF DIRECTOR] Director
Signed as a deed by Svend Andersen in the presence of: ....................................... [SIGNATURE OF WITNESS] [NAME, ADDRESS [AND OCCUPATION] OF WITNESS]	....................................... [SIGNATURE OF EMPLOYEE]

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